Exhibit 99.1

PHILIP AUERBACH APPOINTED TO NEWLY CREATED ROLE OF DUNKIN’ CHIEF DIGITAL AND STRATEGY OFFICER

Stephanie Meltzer-Paul promoted to SVP, Digital Marketing
Santhosh Kumar promoted to SVP, Information Technology

CANTON, MA (JULY 23, 2020) – As part of its ongoing commitment to digital transformation, Dunkin’ Brands Group, Inc. (Nasdaq:DNKN), the parent company of Dunkin' and Baskin-Robbins, announced today that Philip Auerbach will join the company in the newly created role of Chief Digital and Strategy Officer. Effective August 10, 2020, Auerbach will oversee a new Dunkin’ U.S. digital engagement team that includes consumer and business insights, digital marketing, media, and customer care. Auerbach will also lead Dunkin’ Brands global strategy and Information Technology (IT). He will report to Dave Hoffmann, Dunkin’ Brands CEO.

As key members of the new digital strategy team, Stephanie Meltzer-Paul and Santhosh Kumar have been promoted to Senior Vice President, Dunkin’ U.S. Digital Marketing, and Senior Vice President, Global Information Technology, respectively.

“Dunkin’ is doubling down on our digital platform and the relationship we have with our guests. Providing a more seamless, best-in-class restaurant experience enabled by technology is a cornerstone of the Dunkin’ U.S. Blueprint for Growth strategy. Phil is a transformational leader who has led the evolution of consumer and hospitality brands and will take our growing digital platform to the next level," said Hoffmann. “He will be supported by a top-tier team that includes two leaders who have already played significant roles in our digital innovation: Stephanie Meltzer-Paul, head of digital and loyalty marketing for Dunkin’ U.S., and Santhosh Kumar, head of Global IT. Both are being promoted to Senior Vice President in recognition of their many contributions to the Company.”

“Dunkin’ has long been at the forefront of using digital technology to enhance the customer experience - whether through its world-class app; its advanced one-to-one marketing capabilities; or its DD Perks® platform, one of the first and fastest growing loyalty programs in the quick service industry,” said Auerbach. “I am delighted to join Dunkin’ Brands and excited to build a digital ecosystem that will deliver an even more personalized, frictionless experience across all channels.”

Auerbach joins Dunkin’ Brands from Lindblad Expeditions, the global leader in ship-based expedition travel, where he most recently served as Chief Commercial Officer. In that position, he was responsible for marketing, sales, distribution and strategic partnerships. Prior to Lindblad, Auerbach was Senior Vice President and Regional Chief Marketing Officer for Las Vegas at Caesars Entertainment, the world’s largest casino entertainment company and the industry’s technology leader. At Caesars’, Auerbach oversaw marketing for the company’s Las Vegas portfolio and had enterprise-wide responsibilities for digital product development, third-party distribution and strategic partnerships, as well as international marketing initiatives. Auerbach spent nearly 15 years in management consulting, including at McKinsey & Company, where he was a Partner in the firm’s Sales & Marketing practice and co-founded the firm’s Loyalty service with a focus on companies in the Hospitality and Retail Financial Services spaces. Auerbach has a degree in hospitality administration from Cornell University.

Meltzer-Paul joined Dunkin’ Brands in April 2018 as Vice President, Digital and Loyalty Marketing. Prior to Dunkin’, she had 20 years of experience in customer loyalty and digital marketing with companies including, American Express, Starwood Hotels & Resorts, and most recently as Vice President, Member Engagement and Loyalty at BJ’s Wholesale Club. She is the recipient of numerous marketing industry awards, including a prestigious Freddie Award for Best Hotel Loyalty Promotion.

Kumar began his career with Dunkin’ Brands in 2000 and immediately prior to his promotion served as Vice President of IT, Infrastructure, & Information Security & Privacy. In that role, he has been responsible for the overall architecture and design, deployment, physical operation and performance of Dunkin’ Brands global IT systems. He is also the head of the Company’s worldwide information security and privacy function.

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About Dunkin' Brands Group, Inc.

With more than 21,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the first quarter 2020, Dunkin' Brands' 100 percent franchised business model included over 13,000 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):
Stacey Caravella (Investors)            Karen Raskopf (Media)
Senior Director, Investor Relations        SVP, Corporate Communications
Dunkin’ Brands Group, Inc.                Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com        press@dunkinbrands.com
781-737-3200                    781-737-5200